Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 12, 2010, in the Registration Statement (333-169471) and related Prospectus of Spansion Inc. for the registration of 7,762,500 shares of its Class A common stock.

/s/ ERNST & YOUNG LLP

San Jose, California

October 27, 2010